Exhibit 10.18

March 21, 2012

Mr. Michael A. Ribero

850 Arroyo Court

Palo Alto, CA  94306

Dear Mike:

The purpose of this letter is to memorialize our understanding regarding the consulting services that you will provide to Tropicana Las Vegas, Inc. (“TLV”).

Services:                                                                                                You will provide consulting services in connection with TLV’s marketing initiatives which will require that you will spend at least two and a half to three days each week focused exclusively on TLV’s marketing initiatives.

Term:                                                                                                                  Beginning on January 1, 2012 and continuing thereafter until terminated by TLV in its sole discretion.

Consulting Fee:                                                            $12,500 per month for January and February 2012.  $25,000 per month for March 2012 and thereafter.  Performance bonuses at TLV’s discretion.

Business Expenses:                                       All reasonable business expenses incurred on behalf of TLV shall be reimbursed.

Location:                                                                                              Palo Alto, CA, with trips to Las Vegas at least every other week and other locations on an as needed basis.

Title:                                                                                                                     Strategic Advisor, Office of the Chairman

I am very much looking forward to working with you on these exciting marketing initiatives.

Warmest regards,

/s/ Alex Yemenidjian

Alex Yemenidjian